Exhibit 99.1

Yum! Brands Inc. Reports First Quarter 2009 EPS of $0.48, 14% Growth Excluding Special Items; Expects Full Year 2009 EPS Growth of 10%, Excluding Special Items

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 22, 2009--Yum! Brands Inc. (NYSE: YUM) today reported results for the first quarter ended March 21, 2009 including EPS growth of 14% excluding special items. EPS including special items declined 10% due to the lap of a $0.13 per share gain in 2008 from the sale of our minority interest in KFC Japan.

FIRST QUARTER HIGHLIGHTS

  Worldwide same-store-sales growth of 1% driven by +2% in mainland China and +6% in Yum! Restaurants International (YRI), partially offset by a decline of 2% in the U.S.
  International development continued at a robust pace with 256 new restaurants including a record 98 new units in mainland China.
  Worldwide system sales growth prior to foreign currency translation of +4% including +12% in mainland China, +10% in YRI, and a 2% decline in the U.S.
  Worldwide restaurant margin improvement of 1.4 percentage points was driven by the combination of pricing and moderating commodity inflation, as well as refranchising.
  Worldwide operating profit growth of 7%, excluding special items and foreign currency translation, driven by net unit development, improved restaurant margins, and proactive cost management. Each of our divisions generated profit growth prior to foreign currency translation: +21% in China, +7% in the U.S. and +4% for YRI.
  EPS growth also benefited from last year’s substantial share repurchases and a lower effective tax rate partially offset by negative foreign currency translation of approximately $0.02 per share.

Note: All comparisons are versus the same period a year ago unless noted.

	First Quarter
	2009	2008	% Change
EPS Excluding Special Items	$0.48	$0.42	+14
Special Items Gain/(Loss)[1]	($0.02)	$0.08	NM
EPS	$0.46	$0.50	(10)

[1] Special items include the 2008 $100 million pre-tax gain from the sale of our minority interest in KFC Japan as well as U.S. business transformation gains/(losses), including: refranchising, restructuring changes and brand investments.
See Reconciliation of Non-GAAP Measurements to GAAP Results for further detail.

David C. Novak, Chairman and CEO, said, “I’m very pleased to report better-than-expected first quarter EPS growth of 14%, before special items. The power of our global portfolio allowed us to overcome a challenging environment with system sales growth of 4% and operating profit growth of 7%, prior to foreign currency translation. I’m proud that our teams around the world are rising to the challenge by accelerating productivity initiatives and managing costs while we continue to drive and invest in our global growth strategies.

“Our China business drove strong results with system sales growth of 12% and profit growth of 21% prior to foreign currency translation. Importantly, we opened a record 98 new restaurants in mainland China and we are on track to open at least 475 new units for the full year. While sales in the U.S. were lower than anticipated, our U.S. business generated 7% profit growth with proactive reductions in our cost structure and margin improvement. U.S. same-store-sales declined 2% due to weakness at KFC and Pizza Hut. We are excited about the U.S. launch of KFC’s Kentucky Grilled Chicken, a great tasting product that will broaden the appeal of our brand.

“Our goal continues to be to deliver EPS growth of 10% this year in spite of the weak economy. We forecast the second quarter will likely be Yum’s most challenging quarter and the low point of our year. However for the full year, much lower-than-expected commodity inflation should offset below target same-store-sales growth. Looking ahead, we expect to enter 2010 with even stronger brands and competitive positions everywhere we do business. Longer term, the fundamentals driving the growth of our global portfolio remain intact and give us the unique ability to generate unparalleled international new unit development, significant free cash flow, and an industry-leading return on invested capital.”

CHINA DIVISION

	First Quarter
			% Change
	2009	2008	Reported	Ex F/X
System Sales Growth			+16	+12
Restaurant Margin (%)	23.0	21.3	1.7	1.6
Operating Profit ($MM)	131	103	+27	+21

  China Division system sales growth of 12%, excluding foreign currency translation, was driven by mainland China unit development and same-store-sales growth. System sales growth was negatively impacted by two percentage points due to an extra day in 2008 as a result of leap year.

o Mainland China opened a record 98 new restaurants in the first quarter further strengthening the company’s leadership position in China’s rapidly growing restaurant industry.

Mainland China Units	Q1 2009	% Change
Traditional Restaurants	3,103	+18

KFC	2,573	+17

Pizza Hut Casual Dining	429	+19

Pizza Hut Home Service	79	+34

o Mainland China first quarter same-store-sales grew by 2%, lapping exceptional growth of 12% in 2008. Same-store-sales growth was adjusted to exclude the impact of leap year in 2008.

  Restaurant margin increased 1.7 percentage points driven by a combination of a higher average guest check and moderating commodity inflation, which was $3 million for the quarter and lower than expected. We now expect commodity deflation of approximately $50 million for the full year.
  Foreign currency conversion benefited operating profit by $6 million.
  Operating profit growth of 27% overlapped outstanding growth of 33% in the first quarter of 2008.

YUM! RESTAURANTS INTERNATIONAL (YRI) DIVISION

	First Quarter
			% Change
	2009	2008	Reported	Ex F/X
Traditional Restaurants	12,830	12,275	+5
System Sales Growth			(3)	+10
Operating Profit ($MM)	123	138	(11)	+4
Operating Margin (%)	21.1	19.7	+1.4	(0.1)

  Strong system sales growth of 10%, excluding foreign currency translation. The table below provides further insight into key YRI markets.
  Same-store-sales growth of 6% lapped 5% growth in 2008.
  The opening of 145 new restaurants in more than 45 countries with our franchise partners opening 97% of these new units.
  Foreign currency translation negatively impacted operating profit by $21 million or 15 percentage points.
  The loss of a VAT exemption in our Mexico business adversely impacted restaurant margin by 0.7 percentage points for the quarter. This negatively impacted operating profit by $4 million or 3 percentage points of growth for the quarter. The negative impact from the loss of VAT will not impact comparisons in subsequent quarters of 2009.

Key YRI Markets	System Sales Growth Ex F/X (%)
First Quarter
Franchise Only Markets
Asia (ex China Division)	+11
Continental Europe	+7
Middle East	+12
Latin America	+11
Company/Franchise Markets
Australia	+9
UK	+10
New Growth Markets	+17

Note: The markets listed above generate approximately 80% of YRI operating profit. New Growth Markets include France, Russia and India.

U.S. DIVISION

	First Quarter
	2009	2008	% Change
Same-Store-Sales Growth (%)	(2)	+3
Restaurant Margin (%)	13.2	12.4	+0.8
Operating Profit ($MM)	157	146	+7
Operating Margin (%)	15.0	12.3	+2.7

  Same-store-sales declined 2% due to a weaker-than-anticipated consumer environment primarily impacting the dinner occasions at KFC and Pizza Hut.
  First quarter restaurant margin improved due to the combination of pricing and moderating commodity inflation, as well as refranchising and productivity initiatives. For the balance of 2009, we currently expect to see modest commodity deflation.
  U.S. G&A expenses were down $20 million driven by the proactive reduction in our U.S. cost structure initiated in the fourth quarter. This was better than expected mainly due to project timing. We continue to anticipate $60 million in cost savings for the full year.
  Operating profit growth of 7% and operating profit margin improvement of 2.7 points were driven by proactive reductions in our U.S. cost structure and improved restaurant margin.

U.S. REFRANCHISING UPDATE

In the first quarter, 109 company-owned U.S. restaurants were sold to franchisees reducing company ownership to 18%. As previously announced, we expect to refranchise 500 units in 2009.

Q2 2009 UPDATE

With our target of 10% EPS growth for the full year, we continue to expect that the first half of the year will be more challenging than the second half, with our second quarter results likely being the low point of the year due to:

  Lapping the all-time low quarterly tax rate of 14.8% in the second quarter of 2008.
  Continued negative impact of foreign currency translation on YRI’s operating profit above the first quarter level or nearly $25 million.
  We anticipate an increase in year-over-year closure and impairment expenses driven by the lap of last year’s gain of over $10 million from property sales and lease terminations. In 2009, we expect some minor closure expenses and the potential for an increase in impairment charges. This is in line with our previously disclosed 2009 full year guidance.
  Negative impact of international refranchising gain/loss of about $5 million versus last year.
  The lap of China’s best quarterly performance of 2008 with very strong mainland China same-store-sales growth of 14% and China Division profit growth of 38%.

Additionally, we forecast special items to have a slightly negative impact to reported EPS in the second quarter.

FULL-YEAR OUTLOOK

The Company expects full year 2009 EPS of $2.10, or 10% growth, excluding special items.

DEFINITIONS OF KEY MARKETS

The following list of definitions provides the significant countries and territories with at least 25 restaurants that are included in key markets that generally follow Yum! business management units for internal reporting purposes. For a complete list of countries and territories please see our detailed store count information available on our website.

China Division includes mainland China, Thailand (KFC and Pizza Hut), and Taiwan (KFC).

YRI Division

Asia (ex China Division) includes Thailand (A&W), Japan, Indonesia, Malaysia, Philippines, Hawaii, Korea (KFC), Singapore, Taiwan (Pizza Hut and Long John Silver’s), Hong Kong, and Vietnam.

Australia includes Australia and New Zealand.

Continental Europe includes Belgium, Spain, Portugal, Cyprus, Germany (Pizza Hut), Greece, Italy, Israel, Romania, Poland, and the Czech Republic.

Latin America includes Brazil, El Salvador, Guatemala, Honduras, Costa Rica, Dominican Republic, Jamaica, Panama, Trinidad & Tobago, Chile, Ecuador, Peru, and Puerto Rico.

Middle East includes Bahrain, United Arab Emirates, Egypt, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Morocco, Turkey, and Pakistan.

New Growth Markets include France, Russia, and India.

UK includes Great Britain, Ireland, and Northern Ireland.

U.S. Division includes the continental United States and Alaska.

2009 First Quarter End Dates		2009 Second Quarter End Dates
International Division	2/23/2009	International Division	5/18/2009
China Division	2/28/2009	China Division	5/31/2009
U.S. Business	3/21/2009	U.S. Business	6/13/2009

CONFERENCE CALL

Yum! Brands Inc. will host a conference call to review the company’s financial performance and strategies at 9:15 a.m. ET Thursday, April 23, 2009.

For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.

The call will be available for playback beginning at noon Eastern Time Thursday, April 23, through midnight Thursday, May 15. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 94762032.

The webcast and the playback can be accessed via the Internet by visiting Yum! Brands’ Web site, www.yum.com/investors and selecting “Q1 2009 Earnings Call”.

For your added convenience . . . A podcast will be available within 24 hours of the end of the call at www.yum.com/investors.

ADDITIONAL INFORMATION ONLINE

First quarter restaurant-count details, definitions of terms, and segment-results reconciliation are available online at http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

For our detailed full-year 2009 guidance, please refer online to http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

This announcement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan,” “should,” or other similar terminology. These forward-looking statements are based on current expectations and assumptions and upon data available at the time of the statements and are neither predictions nor guarantees of future events or circumstances. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause actual results to differ materially include, but are not limited to, global and local economic and political conditions in the countries where we operate, including the effects of war and terrorist activities; currency exchange and interest rates; commodity, labor and other operating costs; competition, consumer preferences or perceptions concerning the products of the company and/or our competitors; the impact that any widespread illness, food borne illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing; new-product and concept development by us and our competitors; the success of our corporate restructuring and/or our strategies for refranchising and international development and operations; the continued viability of our franchise and license operators; our ability to secure distribution and adequate supply to our restaurants; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; pending or future legal claims involving the company; our effective tax rates; our actuarially determined casualty loss estimates; government regulations applicable to our business; and accounting policies and practices. Additional detail about factors that could affect our financial and other results are included in our Forms 10-Q and 10-K, filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to address or update each factor in future filings or communications regarding our business results.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants, with more than 36,000 restaurants in more than 110 countries and territories. The company is ranked #239 on the Fortune 500 List, with revenues in excess of $11 billion in 2008. Four of the company's restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver's – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opened more than four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. Yum! Brands has been named one of the “100 Best Corporate Citizens” by Corporate Responsibility Officer magazine for its ongoing commitment to corporate responsibility and ranked among the best investor relations web sites in North America in the 2009 IR Global Rankings. For the second year, the company launched the world's largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. To date, this effort is helping to save approximately 4 million people in remote corners of the world, where hunger is most prevalent.

YUM! Brands, Inc. Consolidated Summary of Results (amounts in millions, except per share amounts) (unaudited)
	Quarter		% Change
	3/21/09	3/22/08	B/(W)
Company sales	$1,918	$2,094	(8)
Franchise and license income	299	319	(6)
Total revenues	2,217	2,413	(8)

Costs and expenses, net
Food and paper	611	669	9
Payroll and employee benefits	457	533	14
Occupancy and other operating expenses	542	584	7
Company restaurant expenses	1,610	1,786	10

General and administrative expenses	255	276	8
Franchise and license expenses	20	19	(3)
Closures and impairment (income) expenses	4	(2)	NM
Refranchising (gain) loss	(14)	25	NM
Other (income) expense	(9)	(117)	(93)
Total costs and expenses, net	1,866	1,987	6

Operating Profit	351	426	(18)
Interest expense, net	53	53	1
Income before income taxes	298	373	(20)
Income tax provision	79	117	33
Net Income	219	256	(14)
Net Income – noncontrolling interest	1	2	7
Net Income – YUM! Brands, Inc.	$218	$254	(14)

Effective tax rate	26.5%	31.6%

Basic EPS Data
EPS	$0.47	$0.52	(11)
Average shares outstanding	466	486	4

Diluted EPS Data
EPS	$0.46	$0.50	(10)
Average shares outstanding	479	504	5

Dividends declared per common share	$—	$0.15

See accompanying notes.

YUM! Brands, Inc. CHINA DIVISION Operating Results (amounts in millions) (unaudited)
	Quarter		% Change
	3/21/09	3/22/08	B/(W)

Company sales	$604	$508	19
Franchise and license income	13	12	11
Total revenues	617	520	19

Company restaurant expenses, net
Food and paper	219	190	(15)
Payroll and employee benefits	78	69	(13)
Occupancy and other operating expenses	168	141	(20)
	465	400	(16)
General and administrative expenses	30	27	(16)
Franchise and license expenses	—	—	—
Closures and impairment (income) expenses	1	—	NM
Other (income) expense	(10)	(10)	(1)
	486	417	(17)
Operating Profit	$131	$103	27

Company sales	100.0%	100.0%
Food and paper	36.2	37.4	1.2 ppts.
Payroll and employee benefits	12.9	13.6	0.7 ppts.
Occupancy and other operating expenses	27.9	27.7	(0.2) ppts.
Restaurant margin	23.0%	21.3%	1.7 ppts.

See accompanying notes. China Division includes mainland China, Thailand and KFC Taiwan

YUM! Brands, Inc. YUM! RESTAURANTS INTERNATIONAL DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change
	3/21/09	3/22/08	B/(W)

Company sales	$432	$552	(22)
Franchise and license income	149	149	—
Total revenues	581	701	(17)

Company restaurants expenses, net
Food and paper	139	170	18
Payroll and employee benefits	109	142	23
Occupancy and other operating expenses	132	168	21
	380	480	21
General and administrative expenses	69	77	11
Franchise and license expenses	8	8	(13)
Closures and impairment (income) expenses	1	(1)	NM
Other (income) expense	—	(1)	(100)
	458	563	18
Operating Profit	$123	$138	(11)

Company sales	100.0%	100.0%
Food and paper	32.2	30.8	(1.4) ppts.
Payroll and employee benefits	25.2	25.7	0.5 ppts.
Occupancy and other operating expenses	30.6	30.5	(0.1) ppts.
Restaurant margin	12.0%	13.0%	(1.0) ppts.

Operating margin	21.1%	19.7%	1.4 ppts.

See accompanying notes.

YUM! Brands, Inc. UNITED STATES Operating Results (amounts in millions) (unaudited)

	Quarter		% Change
	3/21/09	3/22/08	B/(W)

Company sales	$882	$1,034	(15)
Franchise and license income	164	158	4
Total revenues	1,046	1,192	(12)

Company restaurants expenses, net
Food and paper	253	309	18
Payroll and employee benefits	270	322	16
Occupancy and other operating expenses	242	275	12
	765	906	16
General and administrative expenses	110	130	15
Franchise and license expenses	12	11	(9)
Closures and impairment (income) expenses	2	(1)	NM
Other (income) expense	—	—	—
	889	1,046	15
Operating Profit	$157	$146	7

Company sales	100.0%	100.0%
Food and paper	28.7	29.8	1.1 ppts.
Payroll and employee benefits	30.7	31.2	0.5 ppts.
Occupancy and other operating expenses	27.4	26.6	(0.8) ppts.
Restaurant margin	13.2%	12.4%	0.8 ppts.

Operating margin	15.0%	12.3%	2.7 ppts.

See accompanying notes.

YUM! Brands, Inc. Condensed Consolidated Balance Sheets (amounts in millions)

	(unaudited)
	3/21/09	12/27/08
ASSETS
Current Assets
Cash and cash equivalents	$289	$216
Accounts and notes receivable, less allowance: $25 in 2009 and $23 in 2008	283	229
Inventories	124	143
Prepaid expenses and other current assets	191	172
Deferred income taxes	78	81
Advertising cooperative assets, restricted	100	110
Total Current Assets	1,065	951
Property, plant and equipment, net of accumulated depreciation and amortization of $3,211 in 2009 and $3,187 in 2008	3,670	3,710
Goodwill	615	605
Intangible assets, net	332	335
Investments in unconsolidated affiliates	32	65
Other assets	558	561
Deferred income taxes	298	300
Total Assets	$6,570	$6,527
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$1,267	$1,473
Income taxes payable	108	114
Short-term borrowings	30	25
Advertising cooperative liabilities	100	110
Total Current Liabilities	1,505	1,722
Long-term debt	3,512	3,564
Other liabilities and deferred credits	1,377	1,335
Total Liabilities	6,394	6,621

Shareholders’ Equity (Deficit)
Common stock, no par value, 750 shares authorized; 461 shares and 459 shares issued in 2009 and 2008, respectively	63	7
Retained earnings	521	303
Accumulated other comprehensive income (loss)	(416)	(418)
Total Shareholders’ Equity (Deficit) – YUM! Brands, Inc.	168	(108)
Noncontrolling interest	8	14
Total Shareholders’ Equity (Deficit)	176	(94)
Total Liabilities and Shareholders’ Equity (Deficit)	$6,570	$6,527

See accompanying notes.

YUM! Brands, Inc. Condensed Consolidated Statements of Cash Flows (amounts in millions) (unaudited)

	Quarter
	3/21/09	3/22/08
Cash Flows – Operating Activities
Net income – YUM! Brands, Inc.	$218	$254
Depreciation and amortization	117	120
Closures and impairment (income) expenses	4	(2)
Refranchising (gain) loss	(14)	25
Contributions to defined benefit pension plans	(6)	—
Gain on sale of interest in Japan unconsolidated affiliate	—	(100)
Deferred income taxes	(5)	19
Equity income from investments in unconsolidated affiliates	(10)	(11)
Excess tax benefit from share-based compensation	(8)	(9)
Share-based compensation expense	13	15
Changes in accounts and notes receivable	(7)	(3)
Changes in inventories	19	6
Changes in prepaid expenses and other current assets	(1)	(5)
Changes in accounts payable and other current liabilities	(75)	(34)
Changes in income taxes payable	(1)	30
Other non-cash charges and credits, net	53	62
Net Cash Provided by Operating Activities	297	367

Cash Flows – Investing Activities
Capital spending	(143)	(132)
Proceeds from refranchising of restaurants	36	19
Acquisition of restaurants from franchisees	(20)	—
Sales of property, plant and equipment	1	7
Other, net	(2)	3
Net Cash Used in Investing Activities	(128)	(103)

Cash Flows – Financing Activities
Repayments of long-term debt	(2)	(4)
Revolving credit facilities, three months or less, net	(43)	433
Short-term borrowings by original maturity
More than three months – proceeds	—	—
More than three months – payments	—	—
Three months or less, net	4	24
Repurchase shares of Common Stock	—	(994)
Excess tax benefit from share-based compensation	8	9
Employee stock option proceeds	21	12
Dividends paid on Common Stock	(87)	(75)
Net Cash Used in Financing Activities	(99)	(595)
Effect of Exchange Rate on Cash and Cash Equivalents	3	6
Net Increase (Decrease) in Cash and Cash Equivalents	73	(325)
Change in Cash and Cash Equivalents due to consolidation of an Entity in China	—	17
Cash and Cash Equivalents - Beginning of Period	$216	$789
Cash and Cash Equivalents - End of Period	$289	$481
See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results (amounts in millions, except per share amounts) (unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results in 2009 and 2008 on a basis before Special Items. Included in Special Items are the U.S. refranchising (gain) loss, charges relating to U.S. General and Administrative (“G&A”) productivity initiatives and realignment of resources, as well as investments in our U.S. Brands and the 2008 gain on the sale of our minority interest in our Japan unconsolidated affiliate. These amounts are described in (d) and (e) in the accompanying notes.

The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before Special Items provides additional information to investors to facilitate the comparison of past and present operations, excluding items in 2009 and 2008 that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

	Quarter
	3/21/09	3/22/08
Detail of Special Items
Gain of the sale of our interest in our Japan unconsolidated affiliate	$—	$(100)
U.S. Refranchising (gain) loss	(14)	26
Charges relating to U.S. G&A productivity initiatives and realignment of resources	4	5
Investments in our U.S. Brands	27	1
Total Special Items (Income) Expense	17	(68)
Tax on Special Items	(6)	25
Special Items (Income) Expense, net of tax	$11	$(43)
Average diluted shares outstanding	479	504
Special Items diluted EPS	$(0.02)	$0.08

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
Operating Profit before Special Items	$368	$358
Special Items Income (Expense)	(17)	68
Reported Operating Profit	$351	$426

Reconciliation of EPS Before Special Items to Reported EPS
Diluted EPS before Special Items	$0.48	$0.42
Special Items EPS	(0.02)	0.08
Reported EPS	$0.46	$0.50

Notes to the Consolidated Summary of Results, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows (amounts in millions, except per share amounts) (unaudited)

(a) Percentages may not recompute due to rounding.

(b) Amounts presented as of and for the quarter ended March 21, 2009 are preliminary.

(c) China Division Other (income) expense includes equity income from our investments in unconsolidated affiliates. In the quarter ended March 22, 2008, Unallocated Other (income) expense includes the pre-tax gain on the sale of our unconsolidated affiliate in Japan (see Note e).

(d) As part of our plan to transform our U.S. business we took several measures in 2008 and are taking similar measures in 2009 that we do not believe are indicative of our ongoing operations. These measures (“the U.S. business transformation measures”) include: expansion of our U.S. refranchising, potentially reducing our Company ownership in the U.S. to below 10%; charges relating to G&A productivity initiatives and realignment of resources (primarily severance and early retirement costs); and investments in our U.S. Brands made on behalf of our franchisees such as equipment purchases. We have traditionally not allocated refranchising (gains) losses for segment reporting purposes and will not allocate the costs associated with the productivity initiatives, realignment of resources and investments in our U.S. Brands to the U.S. segment. Additionally, these items have been reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results). Investments in our U.S. Brands recorded in 2009 reflect our reimbursements or obligations to reimburse KFC franchisees for installation costs of ovens for the national launch of Kentucky Grilled Chicken and have been recorded as a reduction of Franchise and license income.

(e) During December 2007, we sold our interest in our unconsolidated affiliate in Japan for $128 million in cash (includes the impact of related foreign currency contracts that were settled in 2007). Our international subsidiary that owned this interest operates on a fiscal calendar with a period end that is approximately one month earlier than our consolidated period close. Thus, consistent with our historical treatment of events occurring during the lag period, the pre-tax gain on the sale of this investment was recorded in the quarter ended March 22, 2008 as other income and was not allocated to any segment for reporting purposes. However, the cash proceeds from this transaction were transferred from our international subsidiary to the U.S. in December 2007 and were thus reported on our Consolidated Statement of Cash Flows for the year ended December 29, 2007. Additionally, this transaction was reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results).

(f) In connection with our U.S. business transformation measures our reported segment results began reflecting increased allocations of certain expenses in 2009 that were previously reported as corporate and unallocated expenses. While our consolidated results were not impacted, we believe the revised allocation better aligns costs with accountability of our segment managers. These revised allocations are being used by our Chairman and Chief Executive Officer, in his role as chief operating decision maker, in his assessment of operating performance. We have restated segment information for the quarter ended March 22, 2008 to be consistent with the current period presentation. This resulted in a $12 million decrease in Unallocated and corporate G&A expense and increases in U.S. and YRI G&A expense of $11 million and $1 million, respectively, for the quarter ended March 22, 2008. We expect that on a full year basis approximately $50 million and $5 million of Unallocated and corporate G&A will be reclassified to the U.S. and YRI segments, respectively, as we present 2009 results.

(g) Effective the beginning of fiscal 2009 we adopted Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 required that net income attributable to the minority interest in the entity that operates the KFCs in Beijing, China be reported separately on the face of our Consolidated Summary of Results. In 2008 we reported Operating Profit attributable to the minority interest as an Other expense and the related tax benefit as a reduction to our Income tax provision. Additionally, SFAS 160 required that the portion of equity in the entity not attributable to the Company be reported within equity, separately from the Company’s equity, in the Condensed Consolidated Balance Sheet. In 2008 we reported this amount within Other liabilities and deferred credits. As required, the presentation requirements of SFAS 160 were applied retroactively to the quarter ended March 22, 2008.

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CONTACT:
Yum! Brands, Inc.
Analysts:
Tim Jerzyk, 888-298-6986
Senior Vice President, Investor Relations/Treasurer
or
Bruce Bishop, 888-298-6986
Director Investor Relations
or
Media:
Amy Sherwood, 502-874-8200
Vice President Public Relations